                                                                    EXHIBIT 12.1

                            COR Therapeutics, Inc.
              Computation of Ratios of Earnings to Fixed Charges
                         (in thousands, except ratio)

                                                                                                                    Three
                                                                                                                    months
                                                                                                                     ended
                                                               Years Ended December 31,                             March 31,
                                       -------------------------------------------------------------------------  --------------
                                              1995          1996           1997           1998          1999            2000
                                       -------------------------------------------------------------------------  --------------
 Net Income (Loss)                          $ (7,531)    $ (36,546)     $ (33,492)     $ (27,614)    $ (26,070)   $       (9,941)
 Add:  Fixed Charges                           1,190         1,183          1,204          1,609         1,617             1,970
                                       -----------------------------------------------------------------------    --------------
 Earnings as defined                        $ (6,341)    $ (35,363)     $ (32,288)     $ (26,005)    $ (24,453)   $       (7,971)
                                       =======================================================================    ==============

Estimated interest component of rent        $    354     $     424      $     580      $     882     $     988    $          282
 Interest expense                                836           759            624            727           629             1,563
 Amortization of debt issuance costs                                                                                         125
                                       -----------------------------------------------------------------------    --------------
 Total fixed charges                        $  1,190     $   1,183      $   1,204      $   1,609     $   1,617    $       1,970
                                       =======================================================================    =============
 Ratio                                            (1)           (1)            (1)            (1)           (1)              (1)

 (1) Earnings (as defined) for the period were insufficient to cover fixed charges by an amount equal to the net loss for the period.